PRESS RELEASE OF FSB BANCORP, INC.

   January 31, 2018

FOR IMMEDIATE RELEASE
Contact: Kevin D. Maroney, Chief Executive Officer
FSB Bancorp, Inc.
Tel (585) 381-4040

FSB BANCORP, INC.
ANNOUNCES QUARTERLY AND ANNUAL RESULTS

Fairport, New York, January 31, 2018: FSB Bancorp, Inc. (the "Company") (NASDAQ: FSBC), the holding company for Fairport Savings Bank (the "Bank"), reported a net loss of $163,000, or $(0.09) per share, for the quarter ended December 31, 2017 compared to net income of $499,000, or $0.26 per share, for the quarter ended December 31, 2016.  The Company's net interest margin for the quarter ended December 31, 2017 decreased seven basis points to 2.82% from 2.89% for the quarter ended December 31, 2016.  The decrease in net interest margin was due to an increase in the average cost of our interest-bearing liabilities of 23 basis points to 1.09% for the quarter ended December 31, 2017 from 0.86% for the quarter ended December 31, 2016 due to increases in the average balances and the average cost of deposits and FHLB borrowings as a result of higher repricing of these interest-bearing liabilities in a rising interest rate environment.  The increase in the average cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets of 16 basis points to 3.91% for the quarter ended December 31, 2017 from 3.75% for the quarter ended December 31, 2016 due to an increase in the average balances as well as a substantial increase in the average yield on our commercial and consumer loans as a result of upward repricing for adjustable rate loans in a rising interest rate environment.

For the year ended December 31, 2017, the Company reported net income of $290,000, or $0.15 per share, compared to net income of $938,000, or $0.49 per share, for the year ended December 31, 2016.  The Company's financial results for the year ended December 31, 2017 reflected two notable non-recurring items which contributed to the decrease in net income of $648,000 in 2017 as compared to 2016, which were a $280,000 decrease in the mortgage recording tax credit and a $228,000 increase in income tax expense due to the Tax Cuts and Jobs Act (the "Tax Act").  The Company's net interest margin for the year ended December 31, 2017 decreased three basis points to 2.84% from 2.87% for the year ended December 31, 2016. The decrease in net interest margin was due to an increase in the average cost of our interest-bearing liabilities of 13 basis points from 0.86% for the year ended December 31, 2016 to 0.99% for the year ended December 31, 2017 due to higher rate promotional certificate of deposit and money market accounts and an increase in the average cost of FHLB borrowings as a result of higher repricing in a rising interest rate environment.  The increase in the average cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets of ten basis points from 3.73% for the year ended December 31, 2016 to 3.83% for the year ended December 31, 2017 due to an increase in the average balances as well as a substantial increase in the average yield on our commercial and consumer loans as a result of upward repricing in a rising interest rate environment.

The decrease in net income of $662,000 for the fourth quarter of 2017 compared to the fourth quarter of 2016 resulted from increases in other expense of $670,000, provision for income taxes of $70,000, and provision for loan losses of $30,000, as well as a decrease in other income of $146,000, partially offset by an increase in net interest income of $254,000.  The increase in other expense was primarily due to increases in mortgage fees and taxes, salaries and employee benefits, and data processing costs.  In the fourth quarter of 2016, a change in New York State tax law allowed for a refundable tax credit for mortgage recording tax expensed, which resulted in a complete reversal of all mortgage recording tax expensed for the year ended December 31, 2016 with a credit of $627,000 for the year ended December 31, 2016. The increase in salaries and employee benefits was primarily due to annual merit increases for existing staff and the increased salary costs associated with additional processing staff to support mortgage operations and the expense related to the issuance of restricted stock awards and options to senior management and the Board of Directors in the fourth quarter of 2017. Data processing costs increased primarily due to the end of first year promotional pricing associated with the conversion of our core processing system from in-house hosting to data center hosting beginning in September 2016.  The provision for income taxes increased $70,000 due to the Tax Act that was enacted on December 22, 2017, which reduced the corporate federal income tax rate from 34% to 21% and caused a reevaluation of net deferred tax assets.  Generally accepted accounting principles requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment.  As such, the additional expense was largely attributable to the reduction in carrying value of net deferred tax assets, primarily unrealized losses on available-for-sale securities, reflecting lower future tax benefits resulting from the lower corporate tax rates.  The increase in provision for loan losses was attributable to adding an appropriate amount for loan losses to ensure adequate reserves based on, among other factors, additional growth in the loan portfolio and economic conditions in our market area when comparing the fourth quarter of 2017 with the fourth quarter of 2016. The decrease in other income was primarily attributable to a decrease in realized gains on sales of loans due to lower volume of mortgage loans sold in the fourth quarter of 2017 compared to the fourth quarter of 2016 due to lower mortgage loan originations in 2017.  The increase in net interest income was primarily reflective of the Company shifting its interest-earning asset mix to a higher level of higher yielding residential and commercial loans from lower yielding investment securities.  This increase in interest income was partially offset by an increase in interest expense due to increases in the average costs as well as the average balances of our interest-bearing deposits and borrowings in order to fund the additional loan growth when comparing the fourth quarters of 2017 and 2016.

At December 31, 2017, the Company had $314.6 million in consolidated assets, an increase of $40.9 million, or 15.0%, from $273.7 million at December 31, 2016. Net loans receivable increased $36.5 million, or 16.2%, to $262.7 million at December 31, 2017 from $226.2 million at December 31, 2016. The Bank continues to focus on loan production as we continue to primarily grow our residential mortgage, construction, and commercial loan portfolios at a measured pace while still maintaining our exceptional credit quality and strict underwriting standards.  Residential mortgage loans increased $18.3 million, or 9.7%, to $206.9 million at December 31, 2017 from $188.6 million at December 31, 2016.  Multi-family residential loans increased $5.5 million, or 108.7%, to $10.7 million at December 31, 2017 from $5.1 million at December 31, 2016.  Commercial real estate loans increased $5.3 million, or 63.3%, to $13.8 million at December 31, 2017 from $8.4 million at December 31, 2016.  Construction loans increased $4.6 million, or 75.3%, to $10.8 million at December 31, 2017 from $6.1 million at December 31, 2016.  Commercial and industrial loans increased $2.8 million, or 141.3%, to $4.7 million at December 31, 2017 from $1.9 million at December 31, 2016.  The Bank originated $108.4 million of residential mortgage loans for the year ended December 31, 2017 compared to $116.3 million for the year ended December 31, 2016. The Bank sold $70.1 million of mortgage loans in the secondary market during the year ended December 31, 2017 compared to $74.0 million during the year ended December 31, 2016 as a balance sheet management strategy to reduce interest rate risk.  The Bank sold these loans at a gain of $2.1 million which was recorded in other income for the year ended December 31, 2017 compared to $2.3 million for the year ended December 31, 2016.  At December 31, 2017, the Bank was servicing $132.4 million in residential mortgage loans sold to Freddie Mac ("FHLMC") and will realize servicing income on these loans as long as they remain outstanding. At December 31, 2017, the Bank had $2.8 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and VA mortgage loans originated and closed by the Bank in the fourth quarter of 2017 that have been committed for sale in the secondary market, and will be delivered and sold in the first quarter of 2018. Investment securities decreased by $279,000, or 1.1%, to $24.9 million at December 31, 2017 from $25.2 million at December 31, 2016. Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and FHLB, increased by $3.0 million, or 40.4%, to $10.4 million at December 31, 2017 from $7.4 million at December 31, 2016. FHLB borrowings increased $7.6 million, or 13.4%, to $64.4 million at December 31, 2017 from $56.8 million at December 31, 2016. Long-term borrowings increased $634,000, or 1.3%, to $51.4 million at December 31, 2017 from $50.8 million at December 31, 2016 due to $16.5 million in new advances partially offset by $15.8 million in principal repayments on our amortizing advances and maturities.  The Company increased its short-term borrowings by $7.0 million, or 116.7%, to $13.0 million at December 31, 2017 compared to $6.0 million at December 31, 2016 with the intention of reducing these balances in the first quarter of 2018 due to increased deposit growth from additional promotional specials.  The Company experienced deposit growth in all branches in 2017 with continued focus on growing core deposits, resulting in an increase in total deposits, primarily money market and certificates of deposit of $33.8 million, or 18.5%, to $216.7 million at December 31, 2017 from $182.9 million at December 31, 2016.  The increases in both deposits and FHLB borrowings were to fund the additional growth in the loan portfolio.  Total stockholders' equity decreased $640,000, or 2.0%, to $31.2 million at December 31, 2017 from $31.9 million at December 31, 2016 primarily due to share repurchases.  FSB Bancorp Inc. announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program.  Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its outstanding shares.  As of December 31, 2017, the Company had repurchased 69,535 shares at an average price of $15.30 per share.  On September 27, 2017, the Board of Directors of the Company approved restricted stock and stock option grants to senior management and directors of the Company, pursuant to the terms of the 2017 Equity Incentive Plan (the "Plan").  The Plan was approved previously by the Company's shareholders on August 29, 2017.  An aggregate of 152,080 stock options and 62,700 shares of restricted stock were granted.  Generally, the grants to senior management and directors vest over a five year period.  At December 31, 2017, the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank's regulator.

The credit quality of the Bank's loan portfolio remains strong and significantly better than peers. At December 31, 2017, the Bank had one non-performing residential mortgage loan totaling $37,000 and at December 31, 2016, the Bank had no non-performing loans. We recorded a $271,000 provision for loan losses for the year ended December 31, 2017 and a $180,000 provision for loan losses for the year ended December 31, 2016.  The increase in the provision for loan losses was primarily due to adding reserves to support the growth in our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios. The allowance for loan losses was $1.3 million, or 0.48% of loans outstanding, at December 31, 2017 compared to $990,000, or 0.44% of loans outstanding, at December 31, 2016.  Management remains committed to maintaining a high level of asset quality as we grow our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York, Irondequoit, New York, Webster, New York, and Perinton, New York. The Company also has five mortgage origination offices located in Pittsford, New York, Watertown, New York, Greece, New York, and Buffalo, New York. The Company's principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.    The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.
Selected Consolidated Balance Sheet Information
December 31, 2017 and December 31, 2016
(Dollars in thousands, except per share data)
                (Unaudited)
	December 31, 2017	December 31, 2016

Assets	$314,630	$273,721
Cash and Cash Equivalents	10,397	7,407
Investment Securities	24,888	25,167
Loans Held for Sale	2,770	2,059
Net Loans Receivable	262,711	226,192
Deposits	216,691	182,934
Borrowings	64,447	56,813
Total Stockholders' Equity	31,219	31,859
Book Value per Share[2]	$16.44	$16.77
Stockholders' Equity to Total Assets	9.92%	11.64%

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months and Years Ended December 31, 2017 and December 31, 2016
(Dollars and shares in thousands except per share data)
                                                                                     (Unaudited)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016

Interest and Dividend Income	$2,885	$2,380	$10,732	$9,317
Interest Expense	801	550	2,778	2,156
Net Interest Income	2,084	1,830	7,954	7,161
Provision for Loan Losses	75	45	271	180
Net Interest Income after Provision for Loan Losses	2,009	1,785	7,683	6,981
Other Income	857	1,003	3,576	3,655
Other Expense	2,755	2,085	10,521	9,370
Income Before Income Taxes	111	703	738	1,266
Provision for Income Taxes	274	204	448	328
Net Income (loss)	$(163)	$499	$290	$938

Net Income (loss) per Common Share[1,2]	$(0.09)	$0.26	$0.15	$0.49
Average Common Shares Outstanding [1,2]	1,899	1,904	1,899	1,900

1Shares held by the public prior to July 13, 2016 have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.0884.

2The Company's book value and common equity ratio computations did not include shares of common stock held by the Company's ESOP that the Company had currently not committed to release.  The balances of unallocated ESOP shares at December 31, 2017 and 2016 were 34,271 and 38,079, respectively.

FSB BANCORP, INC.
Key Earnings Ratios
Three Months and Years Ended December 31, 2017 and December 31, 2016

                                                                                      (Unaudited)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016

Return on Average Assets	(0.21)%	0.75%	0.10%	0.36%
Return on Average Equity	(2.13)%	6.34%	0.91%	3.62%
Net Interest Margin	2.82%	2.89%	2.84%	2.87%
Average Yield on Interest-Earning Assets	3.91%	3.75%	3.83%	3.73%
Average Cost on Interest-Bearing Liabilities	1.09%	0.86%	0.99%	0.86%

The above information is preliminary and based on the Company's data available at the time of presentation.